LEASE AGREEMENT



                                concluded between



                     Ms. Hedwig W a l t e r, Business Woman,


                    1040 Wien, Wiedner Hauptstrasse 45-47/26

            1.) Ms. Anna P i a t t i, Private, 1010 Wien, Am Hof 13

                2.) 3.) Dr.Gerhard S c h u t z Attorney at Law,

                       1010 Wien, Sto(beta)im Himmel 3/11


   all as lessors on the one hand and in the following short called "lessor".

                                       and
            3.) Mr. Wolfgang S c h w a r z, Enterpreneur, 1190 Wien,



                           Hackhofergasse 9,Block III.


   as a tenant on the other hand and in this following short called "tenant".


                              on today as follows:

     I. Renting Object


     1.) The business premises are rented out in the house Sto(beta) im Himmel 3, the plan which forms an integrating component of this contract is fenced off by a red border and is like in the time of this completion of a contract in natura. The renting object therefore surrounds premises to the extent of around 213 m2. Its annual rent 1914 is 5000 crowns. The renting object has an own central heating, three water groups and two restrooms at its disposal.

     2) The renting object may only be used for the operation of a model and artist agency. A change in the subject of use is inadmissible without a previous written consent of the lessor.

     3) Only the interior of the renting object is rented out. The house Stoss im Himmel / Passauerplatz 1, in which the renting object is located, is put classified as a historical monument. Any design and change of the fassades of the house as well as the attachment of panels or labels requires the written consent of the lessors.

     4) The renting object has been folded from the topNr.1 d/ 3/3 C/4 and 19 B and doesn't contain any right of usage of the attic of the house as well as the cellar premises with the exception of the available heating on room with side room for the storage of firm fuels to the operation of a central heating for a season clubbed together. Regarding these rooms the tenant agrees at another place as required lessor, of however to a possible substitute how possible transfer cost has to be carried by the lessor.

     II. Renting Duration

     The tenancy starts on 12-1-1980 (December first, one thousand nine hundred and eighty) and is completed till uncertain time. It can be terminated to qerichtlich by the two parts under compliance with a three-month period of notice at the end of every calendar month.

     III. Rent

     The rent agreed on consists

     a.) the main  rent and

     b.) the share in the operating costs and public taxes, comprising 11.3%

     c.) sales tax (MWSt.)

     The main rent agreed on is ATS 5,000. -- (shilling five thousand) at the time of the completion of the contract.

     In case of a rise of the main rent in the house for the purpose of payment of the costs more duly or absolutely more necessary operating costs instead of, the surplus corresponding to these rises which exceeds the rent agreed on, the tenant engages himself so to pay.

     It is ruled out the rent agreed on has to be paid in advance respectively at the first of each month. The setting off of counter-demands against the rent is excluded.

     The main rent of ATS 5000,- (Shilling five thousand) is value related to the monthly index announced by the Austrian statistical central office of the consumer prices 1976. If this index shouldn't be announced any more, that index which most likely corresponds to this index is valid.

     Its principles have to be consulted to the validation of the amount of the value safeguarding amount into default of one such.

     Starting point for this value safeguarding clause is the index number calculated for November 1980.

     Fluctuations up to 5% (five per cent) remain unconsidered, the complete change, however, is taken into account fully at transgression. The new index number forms respectively the new exit basis for the validation of the further transgressions.

     The lessors are authorized to collect an accrued value safeguarding difference retrospectively until duration of three years.

     The tenant agrees, that for the operating costs, public taxes monthly flat sums are paid in constant height of approximately single annual charging and stands up in the existing flat invoice. The tenant declares particularly, to join the existing insurances, as well to an available or perhaps to be completing Gainzenversicherung and engage himself to the payment of the share in the bonus of the sum insured being allotted to it.

     IV. Changes at the renting object, adaptation, liability for damages.

     1) The tenant has inspected the business premises repeated and engage himself, at its own costs for purposes of the operation of a photographic model and artist agency to adapt them, in which the specification of the services to be rendered from it to this is reserved for a still separate agreement.

     2) All investments, being carried out in connection with this fittings and like that which are connected with the house inseparably immediately change free of charge into the property of the lessors.

     3) Independent of it, whether of its technical possibilities to remove it afterwards or not, it is valid for the newly by the tenor built in central heating, and renewed water groups, including all external pipes, radiator, washing mussel and similar. The same applies to gas, water and electrical lines which may be transferred in the other just under plasterwork and whose proper preservation is incumbent the tenant at his expense.

     4) Structural changes in the course of this adaptation at the beginning of the existing situation even if they don't require a making official permission only may be carried out with an express written consent of the lessors as well as in compliance with the making official regulations. Also they immediately change free of charge into the property of the lessors.

     5) Like in the prominent sales of this contract point applies to structural changes, investments, fittings, installations and like that in the further course of the existing situation the same.

     6) The outside of the house walls particularly also may become adaptiert changed without permission of the lessors still otherwise.

     7) The tenant also does without any compensation entitlement according to thess.ss.1097 and 1037 ABGB.


     V. Usage, preservation.

     1) The tenant is obliged to get the renting object at his expense after that one of the adaptation carried out which has to be carried out immediately after completion of a contract in good condition and to carry out all mendings becoming necessary at the business premises at its own expense and without claim to a substitute as far as it isn't serious damages of the house.


     2) Furthermore the tenant has the usage of the renting object for particularly this one under compliance with all official one, laid down by the fire authorities carry out regulations and may carry out the usage only on that scale when it is permitted according to legal and official regulations.

     3) He obliges himself, his business traffic both with clients, photographic models and artists characteristic of his and deal over the streetwise entrance at the Passauerplatz 1 with the customer so that with the exception of his person and his clerks no access is carried out via the entrances on the side of the court.

     4) The tenant, himself oblige himself, particularly also by over-loud music too contained and its business and customer traffic with the exception of the activity of its own person and the work of its clerks temporal with regard to the character of the house as a residential building with its usage of any noise excitement in the context of this one in Vienna of usual office hours. The latter with the exception of occasional representation events.

     5) The tenant commits himself to doing the uninterrupted usage of the business premises to the caused use.

     6) The tenant can derive no on the right consequences from time wise disturbances of the water supply, afflictions to managements of every type and like that. He obliges himself water pipe roosters to hold their tongue always, to replace broken glass plates immediately and other damages to clear at the own expense immediately.

     7) Dogs and small animals may not be held. Motor vehicles of any type or other objects may be parked nowhere at the attic or in the cellar or somewhere else neither in the score house nor in the walks in the entry in the court in the house.

     VI. Sublease, assignment, other cession.

     The premises may want to leave repaying to third persons still free of charge completely or partly and also not in the way of a possible society relationship without a written previous consent of the lessors to be more precise, lease and like that, in which legal form this cession may always be carried out, too. It isn't allowed to the tenant therefore also in any case to sublet rights from this contract to third persons or the renting object completely or partly. Without consent of the lessors the tenant isn't authorized, this operated for business enterprises in the rented rooms carry to a third person.

     This absolute ban learns a following extensive restriction:


     a) The lessor intends in the two on the right of the entrance Passauerplatz 1 situated premises, this is the two first rooms to fit an advice and education center out in the field of the decorative cosmetics for the professional use and to operate this perhaps in form of an own operating company in which he involves third persons from the sword lane comingly along the Salvatorgasse. To this end is the sublease or cession of these rooms allowed him to this operating company

     b) With regard to this one below a) in addition, the consent of the lessors may not be refused specified rooms, if

     1) the tenant instead of be right in accordance with a.) perform or after such a cession or sublease in accordance with a.) a third person into these rooms who belongs to a professional division which is in a close connection with the activity done by it, namely photographic model and artist agency takes such as a photographer and

     2) no well-founded doubts are, such as stated on the part of the lessors against the person of this third party:

     a) that by this third party enterprises situated in the house, competitor, would become,

     b) to be feared annoyances of the other tenants have by the photo of the third party that, and such as of a dance studio and like that or by noise excitement.

     3) the tenants' rent to be paid merely one to this of him, to get the relevant share sub-rent.

     c) The consent may not be refused to further with regard to the size of the adaptations to be carried out as stipulated in the contract of the tenant for a passing on of its complete contract position, if to a third party within 10
(ten) years as of completion of a contract.

     a) the passing on with all rights and duties of this contract is carried out, and.

     b) has, and the tenant corresponded to his adaptation obligation till there completely and

     c) this business premises is passed on to completely and only partial not and

     d) to the main rent surrendering to the passing on in the time under consideration of the value safeguarding accrued till then the successor of the tenant takes on too much the obligation to the pay of 15 for % for surcharge and

     e) no well-founded doubts pass and against the financial efficiency of the successor and,

     f) the passing on no competition of already available tenants is, and creating in the house and,

     g) the successor develops an activity into the business premises which corresponds to its manner after the caused use or is put through to a regular office business at least in the business premises anyway,

     h) none justified doubts praying marriages, that the successor uses the business premises as a magazine or store if also only partial and doesn't meet his liability to the uninterrupted usage of the complete business premises and.

     i) no well-founded doubts against the personality of the successor insist and.

     j) 10 (ten) at the latest follow years the passing on within as of completion of a contract.

     Conjointly holds the contract parties tight that the prerequisite in accordance with g.) it is given under no circumstances if himself is, always with the successor around a production business, which way or in which business form unite business with a machine equipment or unite guest commercial business it is always led, too or unite business, with which noise, smell or obliged to dust annoyances are or it is to expect a usage of the premises going beyond the usage of the tenant extensively particularly an activity over the time the in Vienna of usual office business out in the evening and night-time. This prerequisite isn't given then, too, if such a business were put through to a regular office business in the business premises . The consent doesn't have no effective passing on to be assigned to such a manner of the follow-up business therefore, there will be no effective transfer.

     Ad b.) the contract parties keep solid, that no well-founded doubts are given then if goods are kept on store by a right successor in the business premises t subordinated and on that scale as they also are sold by a possible retail business in the business premises provided that an office business not only subordinated is maintained throughout in the business premises t.

     VII. Grounds for dismissal agreed on.

     It is agreed that the following important to the lessor and meaningful facts can be asserted as grounds for dismissal:

     1) Opening of the bankruptcy or the legal compensation method about the fortune of the tenant or refusal of an application for opening of the bankruptcy for lack of existence of a cost-effective fortune.

     2) Non-payment of the adaptation obligation in accordance with the contents of the separate agreement and his preservation duties taken by the tenant.

     3) Non-payment of the obligation to the uninterrupted use, violation of the sublease, assignment and cession ban.

     4) The tenant takes note agreeing to the house gate lock the times being necessary in the house.

     5) His consent to the rent agreed on gives unconditionally and particularly does without on the right to dispute this contract because of injury about half of the true value the tenant to take the renting object out of special preference professedly. The lessors also give the express statement on the right to dispute this contract because of injury about half of the true value, to do without.

     6) The lessors assign their consent, that the tenant installs a new floor heating instead of the available central heating at his expense if need be to this required official and if need be the available sanitary facilities at his expense replaced, everything under the prerequisite that the tenant makes use of professionals n authorized for the execution of the work, and these has sought approvals at the front. The tenant does without any compensation entitlement also for these investments opposite the lessors.

Vienna,

/s/ Hedwig Walter
Hedwig Walter

/s/ Anna Piatti
Anna Piatti

/s/ Dr. Gerhard Schutz
Dr. Gerhard Schutz

/s/ Wolfgang Schwarz
Wolfgang Schwarz